Exhibit 99.1

PRESS RELEASE
October 25, 2007
For Immediate Release

For Further Information Contact:	Michael W. Dosland
President and Chief Executive Officer
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, IA 51102
712.277.0222

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
DECLARES DIVIDEND;
STOCK REPURCHASE PLAN EXTENDED

Sioux City, Iowa.    First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market – “FFSX”), the parent company of Vantus Bank (the “Bank”) reported net income for the three months ended September 30, 2007, of $415,000, or $0.13 per diluted share, compared to $967,000, or $0.29 per diluted share for the three months ended September 30, 2006.  During the most recent quarter, the Company incurred significant non-recurring expenses due to Bank’s name change from First Federal Bank to Vantus Bank.  Excluding these expenses, management estimates earnings per share would have been approximately $0.18 per diluted share.

The Company’s annualized return on average equity (ROE) for the first quarter was 2.39% compared to 5.52% for the same period a year ago.  Annualized return on average assets (ROA) for the quarter was 0.26% compared to 0.65% twelve months prior.  At September 30, 2007, stockholders equity totaled $67.8 million or $20.53 per share.

Net interest income for both of the three-month periods ended September 30, 2007 and 2006, was $4.1 million. The net interest margin declined 20 basis points to 2.90% as of September 30, 2007.  This decline was due to a generally higher rate environment that increased the cost of the Company’s interest-bearing liabilities faster than the yields on interest-earning assets.  The margin decline was offset by an increase in the Company’s average interest-earning assets.  Average earning assets as of September 30, 2007, increased $33.4 million to $569.1 million as compared to the same period last year.

Despite the decline in net interest margin year-over-year, the margin improved from 2.83% in the quarter ended June 30, 2007, to 2.90% in the most recent quarter.  The increase from quarter-to-quarter was due to a rise in asset yields, primarily from the Company’s loan portfolio, and a corresponding decrease in liability costs, primarily from the Company’s interest-bearing deposits.  During the most recent quarter, the Company lowered the rate it pays on certain variable-rate deposit products, as well as the rate it pays on its certificates of deposit.

Michael Dosland, President and Chief Executive Officer, commented, “We are pleased that the Company has experienced two consecutive quarters of increased net interest margins, which reverses a steady decline that began in 2005.”  Dosland continued, “The Company benefited from the decrease in the

Federal Funds rate that occurred in September.  Further declines in this key rate should assist in the improvement of the Company’s net interest margin.  Although there can be no assurances.”

Non-interest expense for the three months ended September 30, 2007, increased $721,000 or 16.7% over the same period last year.  This increase was due in part to the aforementioned costs related to the Bank’s name change.  Most of the non-recurring costs are associated with advertising, donations, and public relations.  Personnel expense increased $286,000 or 11% for the three months ended September 30, 2007, as compared to the same period last year.  This increase was due to annual merit increases and increases in the number of full-time equivalent employees as compared to last year.  The number of full-time equivalent employees was 191 as of September 30, 2007, compared to 180 at the same time last year.  This increase was primarily due to the opening of a new branch office, as well as the hiring of certain key employees over the past twelve months.  The Company’s other expenses also increased $65,000 for the three months ended September 30, 2007, as compared to the same period last year.  This increase was caused by higher levels of cost to dispose of foreclosed property.  Data processing, ATM, and other item processing expense increased $62,000 from $308,000 for the three months ended September 30, 2006, to $370,000 for the three months ended September 30, 2007.  This increase was also primarily due to costs associated with the Bank’s name change.

The provision for loan losses for the three months ended September 30, 2007, was $21,000.  This compared to $100,000 for the quarter ended September 30, 2006.  This decrease was due to a general overall decline in non-performing loans year-over-year.

Non-performing loans decreased from $8.6 million as of September 30 2006, to $3.8 million as of September 30, 2007.  The decrease was due to the sale of a significant portion of the Company’s non-performing and classified loans in the third quarter of the previous fiscal year.  Non-performing loans and classified assets have increased in recent months in response to well-publicized difficulties in the overall markets for commercial and residential real estate.  Management expects this trend to continue in the near term, but believes the situation is manageable.  Over 85% of the Company’s non-performing loans at September 30, 2007, are related to three borrowers.  In the judgment of management, loss on these loan relationships is not expected at this time, although there can be no assurances.

Non-interest income totaled $1.5 million for the three months ended September 30, 2007, compared to $1.6 million for the three months ended September 30, 2006.  The decline was primarily attributable to a decrease in service fees on deposits.  This was due to the elimination of fees on internet banking services and lower income from overdraft fees as a result of the implementation of an overdraft protection product.  These changes were driven by competitive forces in the Company’s market areas.

Total assets increased by $35.5 million, or 6.0%, to $630.4 million at September 30, 2007, from $594.8 million at September 30, 2006.  Deposits totaled $467.3 million, an increase of $30.2 million, or 6.9% over the previous year.  The increase in assets and deposits was primarily due to the purchase of $50 million of Collateralized Debt Obligations (CDOs) that were funded by short-term, brokered certificates of deposit.

Dividend Declared

On October 25, 2007, the Board of Directors of First Federal Bankshares, Inc. declared a quarterly cash dividend of $0.105 per share. The dividend is payable on November 30, 2007, to stockholders of record on November 16, 2007.

Stock Repurchase Plan Extended

On October 25, 2007, the Board of Directors authorized an extension of the Company’s stock repurchase plan.  In November of 2005, the Board of Directors initially authorized the repurchase of 346,000 shares, or approximately 10% of the Company’s then outstanding shares of stock.  As of the press release date 252,905 shares have been repurchased, with 93,095 shares remaining.  The extension is for one year, expiring on October 25, 2008.

Other Matters

As previously announced, the Bank completed a name change from First Federal Bank to Vantus Bank on September 4, 2007.  Dosland commented, “Overall, we have received very positive comments from customers, potential customers, and community members with regard to the name change.”  Dosland added, “Since the announcement of our name change, the Bank has added over 1,300 deposit accounts, with over 300 of those accounts in our free checking product.  We believe these new accounts will provide the Bank access to lower cost of funds and additional cross sell opportunities.”

Also on September 4, 2007, the Company opened a new branch near the Jordan Creek Mall in West Des Moines.  Dosland stated, “We are pleased with the growth of our Jordan Creek office.  Since the branch opened, it has generated nearly $6.0 million in deposits.”  The Company has also broken ground on a branch in Ankeny, Iowa, a fast-growing community north of Des Moines.  The Company expects to open this location by spring of 2008.  The Company continues to search for additional locations for full-service offices in the fast growing Des Moines metro area.

As previously mentioned, the Company’s book value per share was $20.53 as of September 30, 2007.  This was a decline from $20.72 as of June 30, 2007.  This decrease was attributed to an increase in accumulated other comprehensive loss.  This increase was caused by a decline in the fair value of the Company’s available-for-sale securities, most notability its CDOs.  In recent months, volatility in world credit markets has resulted in significant fluctuations in the value of the Company’s CDOs.  In the opinion of management this volatility is due to market perceptions of credit risk.  It does not reflect the underlying credit quality or performance of the banks, thrifts, insurance companies, or REITS, that secure the Company’s CDOs.  There have been no significant defaults or payment deferrals, or other financial difficulties reported by the firms that secure the Company’s CDOs.  Regardless, continued volatility in the market value of these securities could result in significant fluctuations in the value of these securities.  This could have an adverse effect on the Company’s comprehensive income and accumulated other comprehensive income.

About Vantus Bank

The Company’s banking subsidiary, Vantus Bank, is headquartered in Sioux City, Iowa.  Founded in 1923, Vantus Bank is a community bank serving business and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and five full-service offices in central Iowa, including two in the Des Moines market area.

Certain matters in the press release are “forward looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995.  Such forward looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions.  Similarly statements that describe the Company’s future plans, objectives, or goals are forward-looking statements.  The Company wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect the Company’s financial performance and could cause results for future periods to differ materially from those anticipated or projected.  Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal’s markets and (x) changes in accounting principles, policies, or guidelines.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30	June 30	September 30
(Dollars in thousands, except per share amounts)	2007	2007	2006
ASSETS
Cash and cash equivalents	$12,134	$25,738	$24,317
Securities available-for-sale, at fair value	113,442	122,309	51,289
Securities held-to-maturity, at cost	9,225	9,549	12,388
Loans receivable, net	433,812	430,085	450,970
Office property and equipment, net	17,917	16,205	14,010
Federal Home Loan Bank stock, at cost	4,911	3,560	4,806
Accrued interest receivable	3,171	2,940	2,640
Goodwill	18,417	18,417	18,417
Foreclosed and repossessed assets	2,251	2,156	61
Other assets	15,281	14,858	15,942
Total assets	$630,561	$645,817	$594,840
LIABILITIES
Deposits	$467,280	$507,865	$437,019
Advances from FHLB and other borrowings	90,381	62,202	82,890
Advance payments by borrowers for taxes and insurance	308	916	333
Accrued interest payable	2,796	2,691	2,633
Accrued expenses and other liabilities	1,999	1,888	2,668
Total liabilities	562,764	575,562	525,543
STOCKHOLDERS' EQUITY
Common stock, $.01 par value	51	51	50
Additional paid-in capital	39,314	39,230	38,349
Retained earnings, substantially restricted	59,035	58,704	57,651
Treasury stock, at cost	(28,536)	(26,886)	(25,921)
Accumulated other comprehensive loss	(1,432)	(179)	(77)
Unearned ESOP	(635)	(665)	(755)
Total stockholders' equity	67,797	70,255	69,297
Total liabilities and stockholders' equity	$630,561	$645,817	$594,840

Actual number of shares outstanding at end
of period, net of treasury stock	3,302,971	3,389,971	3,382,988
Average shares outstanding used to compute:
Basic earnings per share	3,263,662	3,316,774	3,300,648
Diluted earnings per share	3,277,349	3,329,162	3,342,590
Shareholders' equity to total assets	10.75%	10.88%	11.65%
Book value per share	$20.53	$20.72	$20.48

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended
	September 30
(Dollars in thousands, except per share amounts)	2007	2006
Interest on loans	$7,430	$7,636
Interest on investment securities	2,025	794
Interest on deposits	51	134
Total interest income	9,506	8,564
Interest on deposit liabilities	4,562	3,422
Interest on borrowings	864	1,037
Total interest expense	5,426	4,459
Net interest income	4,080	4,105
Provision for loan losses	21	100
Net interest income after provision	4,059	4,005
Service charges on deposit accounts	783	906
Fees on commercial and consumer loans	98	34
Gain (loss) on sale of real estate held for development	-	40
Mortgage banking revenue	194	200
Other income	434	419
Total non-interest income	1,509	1,599
Personnel expense	2,806	2,520
Office property and equipment	701	678
Data processing, ATM and debit card transaction
costs and other item processing expense	370	308
Professional, insurance and regulatory expense	255	284
Advertising, donations and public relations	464	167
Communications, postage and office supplies	211	194
Other expense	231	166
Total non-interest expense	5,038	4,317
Income from continuing operations before income taxes	530	1,287
Income tax expense	115	364
Income from continuing operations	415	923
Income from discontinued operations, net of tax	-	44
Net income	$415	$967

Basic earnings per share:
Income from continuing operations	$0.13	$0.28
Income from discontinued operations	-	0.01
Net income per share	$0.13	$0.29

Diluted earnings per share:
Income from continuing operations	$0.13	$0.28
Income from discontinued operations	-	0.01
Net income per share	$0.13	$0.29

Cash dividends declared per share	$0.105	$0.100

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

	At or for the three months
	September 30
(Dollars in thousands, except per share amounts)	2007	2006
Average total assets	$631,520	$591,198
Average interest-earning assets	569,097	535,660
Average interest-bearing liabilities	514,897	474,072
Average interest-earning assets to average
interest-bearing liabilities	110.53%	112.99%

Activity in the allowance for loan losses during the period:
Balance at beginning of period	$1,797	$5,466
Provision for loan losses	21	100
Charge-offs:
Commercial real estate loans	-	(20)
Commercial business loans	(56)	-
Consumer loans	(46)	(78)
Total loans charged-off	(102)	(98)
Recoveries	27	14
Charge-offs net of recoveries	(75)	(84)
Balance at end of period	$1,743	$5,482

Non-performing loans receivable	$3,839	$8,552
Non-performing loans to total loans receivable	0.88%	1.87%
Allowance for loan losses to non-performing loans	45.40%	64.10%
Ratio of allowance for loan losses to total loans
held for investment at end of period	0.40%	1.20%

Selected operating data: (1)
Return on average assets	0.26%	0.65%
Return on average equity	2.39%	5.52%
Net interest rate spread	2.48%	2.65%
Net yield on average interest-earning assets (2)	2.90%	3.10%
Efficiency ratio (3)	90.02%	75.68%
(1) Annualized except for efficiency ratio.
(2) Net interest income, tax-effected, divided by average interest-earning assets.
(3) Noninterest expense divided by net interest income plus noninterest income, less gain (loss) on sale of other real estate owned, investments and fixed assets.

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)
		Weighted
	September 30	Average
(Dollars in thousands, except per share amounts)	2007	Rate
Time deposits maturing within
Three months	$88,431	4.97%
Four to six months	64,526	4.86%
Seven to twelve months	59,955	4.86%
More than twelve months	47,052	4.71%
Total time deposits	$259,964	4.87%

FHLB advances and all other borrowings maturing within...
Three months	$41,631	4.92%
Four to six months	10,000	5.41%
Seven to twelve months	22,000	5.52%
More than twelve months	16,750	4.98%
Total FHLB advances and all other borrowings	$90,381	5.13%

	Three months ended
	September 30
	2007	2006
Market price per share:
High for the period	$19.00	$22.00
Low for the period	$17.30	$21.50
Close at end of period	$17.40	$21.70